EXHIBIT 3.01

RJO GLOBAL TRUST

NINTH AMENDED AND RESTATED
DECLARATION AND AGREEMENT OF TRUST

Dated as of September 1, 2010

RJO GLOBAL TRUST
NINTH AMENDED AND RESTATED
DECLARATION AND AGREEMENT OF TRUST

TABLE OF CONTENTS

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TABLE OF CONTENTS

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RJO GLOBAL TRUST
NINTH AMENDED AND RESTATED
DECLARATION AND AGREEMENT OF TRUST

This NINTH AMENDED AND RESTATED DECLARATION AND AGREEMENT OF TRUST of RJO Global Trust is made and entered into as of this 1st day of  September, 2010 by and among R.J. O’Brien Fund Management, LLC, a Delaware corporation, as a managing owner, Wilmington Trust Company, a Delaware banking corporation, as trustee, and each other party who shall execute a counterpart of this Declaration and Agreement of Trust as an owner of a unit of beneficial interest of the Trust or who becomes a party to this Declaration and Agreement of Trust as a unitholder by execution of a Subscription Agreement and Power of Attorney Signature Page or otherwise and who is shown in the books and records of the Trust as a unitholder.

WITNESSETH:

WHEREAS, the parties hereto desire to operate the Trust for the business and purpose of issuing Units, the capital of which shall be used to engage in speculative trading, buying, selling or otherwise acquiring, holding or disposing of futures and forward contracts on currencies, interest rate, energy and agricultural products, metals and stock indices, hybrid instruments, swaps, any rights pertaining thereto and any options thereon or on physical commodities, with the objective of capital appreciation through speculative trading, and to amend and restate the Eighth Amended and Restated Declaration and Agreement of Trust of the Trust in its entirety, except with respect to the First Amendment to the Sixth Amended and Restated Declaration and Agreement of Trust.  The First Amendment to the Sixth Amended and Restated Declaration and Agreement of Trust, which only pertains to investors in the Trust as of October 12, 2005 and has no impact on investments made after such date, shall survive for its limited purpose and shall be a part of the Ninth Amended and Restated Declaration and Agreement of Trust.

NOW THEREFORE, the parties hereto agree as follows:

1.  Definitions.

“Act” means the Delaware Statutory Trust Act, 12 Del. C. §§ 3801 et. seq.

“Advisor” means any Person who for any consideration engages in the business of advising others, either directly or indirectly, as to the value, purchase, or sale of Commodity Contracts or commodity options.

“Affiliate” of a Person means, subject to Section 19(b), (a) any Person directly or indirectly owning, controlling or holding with power to vote 10% or more of the outstanding voting securities of such Person; (b) any Person 10% or more of whose outstanding voting securities are directly or indirectly owned, controlled or held with power to vote, by such Person; (c) any Person, directly, or indirectly, controlling, controlled by, or under common control of such Person; (d) any officer, director or partner of such Person; or (e) if such Person is an officer, director or partner, any Person for which such Person acts in any such capacity.

“Brokerage Fee” has the meaning set forth in Section 9(c).

“Capital Contributions” means the total investment in the Trust by a Unitholder or by all Unitholders, as the case may be.

“CFTC” means the Commodity Futures Trading Commission.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commodity Broker” means any Person who engages in the business of effecting transactions in Commodity Contracts for the account of others or for his own account.

“Commodity Contract” means a contract or option thereon providing for the delivery or receipt at a future date of a specified amount and grade of a traded commodity at a specified price and delivery point.

“Declaration and Agreement of Trust” means this Ninth Amended and Restated Declaration and Agreement of Trust of the Trust.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agent” means JP Morgan Chase.

“Expenses” has the meaning set forth in Section 3(d).

“Guidelines” mean the North American Securities Administrators Association, Inc. Guidelines for the Registration of Commodity Pool Programs.

“Indemnified Parties” has the meaning set forth in Section 3(d).

“Managing Owner” means R.J. O’Brien Fund Management, LLC, a Delaware limited liability corporation, the managing owner of the Trust.

“Net Assets” has the meaning set forth in Section 6(d).

“Net Asset Value per Unit” has the meaning set forth in Section 6(d).

“Net Worth” means the excess of total assets over total liabilities as determined by generally accepted accounting principles.

“Organizational and Initial Offering Costs” means all expenses incurred by the Trust in connection with and in preparing the Trust for registration and subsequently offering and distributing it to the public, including, but not limited to, total underwriting and brokerage discounts and commissions (including fees of the underwriter's attorneys), expenses for printing, engraving, mailing, salaries of employees while engaged in sales activity, charges of transfer agents, registrars, trustees, escrow holders, depositories, experts, expenses of qualification of the sale of the Units under federal and state law, including taxes and fees, accountants’ and attorneys’ fees.

“Person” means any natural Person, partnership, corporation, association or other legal entity.

“Pit Brokerage Fee” shall include floor brokerage, clearing fees, National Futures Association fees, and exchange fees.

“Plan” has the meaning set forth in Section 18.

“Plan Fiduciary” has the meaning set forth in Section 18.

“Program Broker” means a Commodity Broker that effects trades in Commodity Contracts for the account of the Trust.

“Prospectus” means the prospectus relating to the public offering of the Units, as supplemented or updated from time to time.

“Pyramiding” means a method of using all or a part of an unrealized profit in a Commodity Contract position to provide margin for any additional Commodity Contracts of the same or related commodities.

“Trust” means the RJO Global Trust, a Delaware statutory trust formed and operated for the purpose of investing in Commodity Contracts.

“Trust Estate” has the meaning set forth in Section 3(d).

“Trustee” means Wilmington Trust Company, a Delaware banking corporation, the trustee of the Trust, acting not in its individual capacity but solely as the trustee of the Trust under the Declaration and Agreement of Trust.

“Unit” means a unit of beneficial interest of the Trust.

“Unitholder” means a party to this Declaration and Agreement of Trust by execution of a Subscription Agreement and Power of Attorney Signature Page or otherwise and who is shown in the books and records of the Trust as holding a Unit.

“Valuation Date” means the date as of which the Net Assets of the Trust are determined.

2.  Declaration of Trust.

The Trustee hereby declares that it holds the investments in the Trust in trust upon and subject to the conditions set forth herein for the use and benefit of the Unitholders.  It is the intention of the parties hereto that the Trust shall be a statutory trust under the Act, and that this Declaration and Agreement of Trust shall constitute the governing instrument of the Trust.  The Trustee has filed the Certificate of Trust required by Section 3810 of the Act.

Nothing in this Declaration and Agreement of Trust shall be construed to make the Unitholders partners or members of a joint stock association except to the extent that such Unitholders, as constituted from time to time, are deemed to be partners under the Code, and applicable state and local tax laws.  Notwithstanding the foregoing, it is the intention of the parties hereto that the Trust be treated as a partnership for purposes of taxation under the Code and applicable state and local tax laws.  Effective as of the date hereof, the Trustee shall have all of the rights, powers and duties set forth herein and in the Act with respect to accomplishing the purposes of the Trust.

3.  The Trustee.

(a)  Term; Resignation.   (i)   Wilmington Trust Company has been appointed and has agreed to serve as the Trustee of the Trust.  The Trust shall have only one trustee unless otherwise determined by the Managing Owner.  The Trustee shall serve until such time as the Managing Owner removes the Trustee or the Trustee resigns and a successor Trustee is appointed by the Managing Owner in accordance with the terms of Section 3(e) hereof.

(ii)  The Trustee may resign at any time upon the giving of at least 60 days’ advance written notice to the Trust; provided, that such resignation shall not become effective unless and until a successor Trustee shall have been appointed by the Managing Owner in accordance with Section 3(e) hereof.  If the Managing Owner does not act within such 60 day period, the Trustee may apply to the Court of Chancery of the State of Delaware for the appointment of a successor Trustee.

(b)  Powers.   Except to the extent expressly set forth in this Section 3, the duty and authority of the Trustee to manage the business and affairs of the Trust are hereby delegated to the Managing Owner.  The Trustee shall have only the rights, obligations or liabilities specifically provided for herein and in the Act and shall have no implied rights, obligations or liabilities with respect to the business or affairs of the Trust.  The Trustee shall have the power and authority to execute, deliver, acknowledge and file all necessary documents, including any amendments to or cancellation of the Certificate of Trust, and to maintain all necessary records of the Trust as required by the Act.  The Trustee shall provide prompt notice to the Managing Owner of the Trustee’s performance of any of the foregoing.  The Managing Owner shall keep the Trustee informed of any actions taken by the Managing Owner with respect to the Trust that affect the rights, obligations or liabilities of the Trustee hereunder or under the Act.

(c)  Compensation and Expenses of the Trustee.  The Trustee shall be entitled to receive from the Trust or, if the assets of the Trust are insufficient, from the Managing Owner, reasonable compensation for its services hereunder in accordance with the Trustee’s standard fee schedule, and shall be entitled to be reimbursed by the Trust or, if the assets of the Trust are insufficient, by the Managing Owner, for reasonable out-of-pocket expenses incurred by the Trustee in the performance of its duties hereunder, including without limitation, the reasonable compensation, out-of-pocket expenses and disbursements of counsel and such other agents as the Trustee may employ in connection with the exercise and performance of its rights and duties hereunder, to the extent attributable to the Trust.

(d)  Indemnification.   The Managing Owner agrees, to assume liability for, and does hereby indemnify, protect, save and keep harmless the Trustee and its successors, assigns, legal representatives, officers, directors, agents and servants (the “Indemnified Parties”) from and against any and all liabilities, obligations, losses, damages, penalties, taxes (excluding any taxes payable by the Trustee on or measured by any compensation received by the Trustee for its services hereunder or as indemnity payments pursuant to this Section 3(d)), claims, actions, suits, costs, expenses or disbursements (including legal fees and expenses) of any kind and nature whatsoever (collectively, “Expenses”), which may be imposed on, incurred by or asserted against the Indemnified Parties in any way relating to or arising out of the formation, operation or termination of the Trust, the execution, delivery and performance of any other agreements to which the Trust is a party or the action or inaction of the Trustee hereunder or thereunder, except for Expenses resulting from the gross negligence or willful misconduct of the Indemnified Parties.  The indemnities contained in this Section 3(d) shall survive the termination of this Declaration and Agreement of Trust or the removal or resignation of the Trustee.  In addition, the Indemnified Parties shall be entitled to indemnification from any cash, net equity in any commodity futures, forward and option contracts, all funds on deposit in the accounts of the Trust, any other property held by the Trust, and all proceeds therefrom, including any rights of the Trust pursuant to any agreements to which the Trust is a party (the “Trust Estate”) to the extent such expenses are attributable to the formation, operation or termination of the Trust as set forth above, and to secure the same the Trustee shall have a lien against the Trust Estate which shall be prior to the rights of the Managing Owner and the Unitholders to receive distributions from the Trust Estate.  The Trustee nevertheless agrees that it will, at its own cost and expense, promptly take all action as may be necessary to discharge any liens on any part of the Trust Estate which result from claims against the Trustee personally that are not related to the ownership or the administration of the Trust Estate or the transactions contemplated by any documents to which the Trust is a party.

(e)  Successor Trustee.   Upon the resignation or removal of the Trustee, the Managing Owner shall appoint a successor Trustee by delivering a written instrument to the outgoing Trustee.  Any successor Trustee must satisfy the requirements of Section 3807 of the Act.  Any resignation or removal of the Trustee and appointment of a successor Trustee shall not become effective until a written acceptance of appointment is delivered by the successor Trustee to the outgoing Trustee and the Managing Owner and any fees and expenses due to the outgoing Trustee are paid.  Following compliance with the preceding sentence, the successor Trustee shall become fully vested with all of the rights, powers, duties and obligations of the outgoing Trustee under this Declaration and Agreement of Trust, with like effect as if originally named as Trustee, and the outgoing Trustee shall be discharged of its duties and obligations under this Declaration and Agreement of Trust.  Any successor Trustee shall file an amendment to the Certificate of Trust as required by the Act.

(f)  Liability of the Trustee.   Except as otherwise provided in this Section 3, in accepting the trust created hereby, Wilmington Trust Company acts solely as Trustee hereunder and not in its individual capacity, and all Persons having any claim against the Trustee by reason of the transactions contemplated by this Declaration and Agreement of Trust and any other agreement to which the Trust is a party shall look only to the Trust Estate for payment or satisfaction thereof.  The Trustee shall not be liable or accountable hereunder or under any other agreement to which the Trust is a party, except for the Trustee’s gross negligence or willful misconduct.  In particular, but not by way of limitation:

(i)  the Trustee shall have no liability or responsibility for the validity or sufficiency of this Declaration and Agreement of Trust or for the form, character, genuineness, sufficiency, value or validity of the Trust Estate;

(ii)   the Trustee shall not be liable for any actions taken or omitted to be taken by it in accordance with the instructions of the Managing Owner;

(iii)   the Trustee shall not have any liability for the acts or omissions of the Managing Owner;

(iv)   the Trustee shall not be liable for its failure to supervise the performance of any obligations of the Managing Owner, any Commodity Broker, any Advisor, any selling agent, any additional selling agent, “wholesaler” selling agent or “correspondent” selling agent;

(v)   no provision of this Declaration and Agreement of Trust shall require the Trustee to expend or risk funds or otherwise incur any financial liability in the performance of any of its rights or powers hereunder if the Trustee shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured or provided to it;

(vi)   under no circumstances shall the Trustee be liable for indebtedness evidenced by or other obligations of the Trust arising under this Declaration and Agreement of Trust or any other agreements to which the Trust is a party;

(vii)   the Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Declaration and Agreement of Trust, or to institute, conduct or defend any litigation under this Declaration and Agreement of Trust or any other agreements to which the Trust is a party, at the request, order or direction of the Managing Owner or any Unitholders unless the Managing Owner or such Unitholders have offered to the Trustee security or indemnity satisfactory to it against the costs, expenses and liabilities that may be incurred by the Trustee (including, without limitation, the reasonable fees and expenses of its counsel) therein or thereby; and

(viii)   notwithstanding anything contained herein to the contrary, the Trustee shall not be required to take any action in any jurisdiction other than in the State of Delaware if the taking of such action will (a) require the consent or approval or authorization or order of or the giving of notice to, or the registration with or taking of any action in respect of, any state or other governmental authority or agency of any jurisdiction other than the State of Delaware, (b) result in any fee, tax or other governmental charge under the laws of any jurisdiction or any political subdivision thereof in existence as of the date hereof other than the State of Delaware becoming payable by the Trustee or (c) subject the Trustee to personal jurisdiction other than in the State of Delaware for causes of action arising from personal acts unrelated to the consummation by the Trustee of the transactions contemplated hereby.

(g)  Reliance by the Trustee and the Managing Owner; Advice of Counsel.  (i)   In the absence of bad faith on the part of the Trustee or negligence or misconduct on the part of the Managing Owner, the Trustee and the Managing Owner may conclusively rely upon certificates or opinions furnished to the Trustee or the Managing Owner and conforming to the requirements of this Declaration and Agreement of Trust in determining the truth of the statements and the correctness of the opinions contained therein, and shall incur no liability to anyone in acting on any signature, instrument, notice, resolution, request, consent, order, certificate, report, opinion, bond or other document or paper which is believed to be genuine and believed to be signed by the proper party or parties, and need not investigate any fact or matter pertaining to or in any such document; provided, however, that the Trustee or the Managing Owner shall have examined any certificates or opinions so as to determine compliance of the same with the requirements of this Declaration and Agreement of Trust.  The Trustee or the Managing Owner may accept a certified copy of a resolution of the board of directors or other governing body of any corporate party as conclusive evidence that such resolution has been duly adopted by such body and that the same is in full force and effect.  As to any fact or matter the method of the determination of which is not specifically prescribed herein, the Trustee or the Managing Owner may for all purposes hereof rely on a certificate, signed by the president or any vice-president or by the treasurer or other authorized officers of the relevant party, as to such fact or matter, and such certificate shall constitute full protection to the Trustee or the Managing Owner for any action taken or omitted to be taken by either of them in good faith in reliance thereon.

(ii)   In the exercise or administration of the Trust hereunder and in the performance of its duties and obligations under this Declaration and Agreement of Trust, the Trustee, at the expense of the Trust, (i) may act directly or through its agents, attorneys, custodians or nominees pursuant to agreements entered into with any of them, and the Trustee shall not be liable for the conduct or misconduct of such agents, attorneys, custodians or nominees if such agents, attorneys, custodians or nominees shall have been selected by the Trustee with reasonable care and (ii) may consult with counsel, accountants and other skilled professionals to be selected with reasonable care by the Trustee; provided that the Trustee shall not allocate any of its internal expenses or overhead to the account of the Trust.  The Trustee shall not be liable for anything done, suffered or omitted in good faith by it in accordance with the opinion or advice of any such counsel, accountant or other such Persons.

(h)  Not Part of Trust Estate.   Amounts paid to the Trustee from the Trust Estate, if any, pursuant to this Section 3 shall not be deemed to be part of the Trust Estate immediately after such payment.

4.  Principal Office.

The address of the principal office of the Trust is c/o R.J. O’Brien Fund Management, LLC, 222 South Riverside Plaza, Suite 900, Chicago, IL  60606.  The Trustee is located at Rodney Square North, 1100 North Market Street, Wilmington, Delaware 19890, Attention:  Corporate Trust Administration.  The Trustee shall receive service of process on the Trust in the State of Delaware at the foregoing address.  In the event Wilmington Trust Company resigns or is removed as the Trustee, the Trustee of the Trust in the State of Delaware shall be the successor Trustee.

5.  Business.

The Trust’s business and purpose is to trade, buy, sell or otherwise acquire, hold or dispose of all futures contracts including, but not limited to, those on currencies, interest rates, energy and agricultural products, metals and stock indices; spot and forward contracts in currencies and precious metals; any rights pertaining thereto and any options thereon or on physical commodities; as well as securities and any rights pertaining thereto and any options thereon, and to engage in all activities necessary, convenient or incidental thereto.  The Trust may also engage in “hedge,” arbitrage and cash trading of any of the foregoing instruments.  The Trust may engage in such business and purpose either directly or through joint ventures, entities or partnerships, provided that the Trust’s participation in any of the foregoing has no adverse economic or liability consequences for the Unitholders, which consequences would not be present had the Trust engaged in that same business or purpose directly.

The objective of the Trust’s business is appreciation of its assets through speculative trading.  The Trust shall have the power to engage in all activities which are necessary, suitable, desirable, convenient or incidental to the accomplishment to the foregoing business and purpose.  The Trust shall do so under the direction of the Managing Owner.

The Managing Owner may designate an Advisor or Advisors for the Trust and may apportion to such Advisor(s) the management of such Net Assets as the Managing Owner shall determine in its absolute discretion.

6.  Term, Dissolution, Fiscal Year and Net Asset Value.

(a)  Term.  The term of the Trust commenced on the day on which the Certificate of Trust was filed with the Secretary of State of the State of Delaware pursuant to the provisions of the Act and shall end upon the first to occur of the following: (1) December 31, 2026; (2) receipt by the Managing Owner of the determination by Unitholders owning more than 50% of the Units then outstanding to dissolve the Trust, notice of which is sent by certified mail, return receipt requested, to the Managing Owner not less than 90 days prior to the effective date of such dissolution; (3) 120 days after either (i) the date of filing by, or against, the Managing Owner of a petition for relief under the bankruptcy laws, or (ii) the notice of the retirement, resignation, or withdrawal of the Managing Owner is provided pursuant to the last sentence of this Section 6(a), unless prior to such 120th day (A) Unitholders owning more than 50% of the Units then outstanding vote (or agree in writing) to approve the appointment of one or more successor managing owners to continue the business of the Trust, or (B) in the event of (i) above, the bankruptcy court approves the sale and assignment of the interests of the Managing Owner to a purchaser/assignor and the purchaser/assignor assumes the duties and obligations of “Managing Owner” and the purchaser/assignor begins serving as the successor Managing Owner, or (4) 90 days after either (i) the insolvency of the Managing Owner, or (ii) any other event that would cause the Managing Owner to cease to be managing owner of the Trust, unless prior to such 90th day Unitholders owning more than 50% of the Units then outstanding vote (or agree in writing) to approve the appointment of one or more successor managing owners to continue the business of the Trust; (5) the dissolution of the Managing Owner; (6) the insolvency or bankruptcy of the Trust; (7) a decline in the aggregate Net Assets of the Trust to less than $2,500,000 (except as provided in Section 13); (8) a decline in the Net Asset Value per Unit to $50 or less (except as provided in Section 13); (9) dissolution of the Trust pursuant hereto; or (10) any other event which shall make it unlawful for the existence of the Trust to be continued or require dissolution of the Trust. The Managing Owner shall have no right to retire, resign or withdraw without first providing not less than 120 days’ prior written notice to all Unitholders of such proposed action. The Managing Owner shall be responsible for seeking the requisite vote of (or signatures from) Unitholders during the applicable period of time for the events covered by Section 6(a)(3) or 6(a)(4) above.

(b)  Dissolution.   Upon the occurrence of an event causing the dissolution of the Trust, the Trust shall be dissolved and its affairs wound up.  Upon the dissolution of the Trust, the Managing Owner or, in the event that dissolution of the Trust pursuant to Section 6(a)(5) has caused the Managing Owner to cease to be managing owner of the Trust, a Person or Persons approved by the affirmative vote of more than 50% of the Units then owned by Unitholders, shall wind up the Trust’s affairs and, in connection therewith, shall distribute the Trust’s assets in the following manner and order:

(i)   FIRST TO payment and discharge of all claims of creditors of the Trust (including, to the extent otherwise permitted by law, creditors who are Unitholders or the Trustee), including by the creation of any reserve that the Managing Owner (or its successor), in its sole discretion, may consider reasonably necessary for any losses, contingencies, liabilities or other matters of or relating to the Trust; provided, however, that if and when the cause for such reserve ceases to exist, the monies, if any, then in such reserve shall be distributed in the manner hereinafter provided; and

(ii)   SECOND TO distribution in cash of the remaining assets to the Unitholders in proportion to their capital accounts, after giving effect to the allocations pursuant to Section 9 hereof as if the date of distribution were the end of a calendar year.

(c)  Fiscal Year.   The fiscal year of the Trust shall begin on January 1 of each year and end on the following December 31.

(d)  Net Asset Value.  The “Net Assets” of the Trust are its total assets less its total liabilities, determined in accordance with generally accepted accounting principles, and includes any unrealized profits or losses on open positions, and any fee or expense including Net Asset fees accruing to the Trust.  The “Net Asset Value per Unit” is to be determined on a per class or series basis and calculated by dividing the Net Assets of each such class and/or series by the outstanding number of Units of each such class and/or series, subject to the provisions of Section 9(a) hereof.

A futures or futures option contract traded on a United States commodity exchange shall be valued at the settlement price on the date of valuation.  If such a contract held by the Trust cannot be liquidated on the day with respect to which Net Assets are being determined, the settlement price on the first subsequent day on which the contract can be liquidated shall be the basis for determining the liquidating value of such contract for such day, or such other value as the Managing Owner may deem fair and reasonable.  The liquidating value of a futures, forward or option contract not traded on a United States commodity exchange shall mean its liquidating value as determined by the Managing Owner on a basis consistently applied for each different variety of such contract.

The Managing Owner may only cause the Trust to invest in joint ventures, entities or partnerships which conform to the foregoing valuation principles.

Organizational and Initial Offering Cost reimbursement shall not reduce Net Asset Value for any purpose, including calculating the redemption value of Units; however, the amount of Organizational and Initial Offering Costs amortized at each month-end during the amortization period will reduce Net Asset Value as of each such month-end.

Accrued incentive fees shall reduce the Net Asset Value of the Trust.

7.  Net Worth of Managing Owner.

The Managing Owner agrees that at all times so long as it remains the managing owner of the Trust, it will maintain a Net Worth at an amount not less than 5% of the total contributions by all Unitholders to the Trust and all entities of which the Managing Owner is general partner or managing owner.  In no event shall the Managing Owner be required to maintain a Net Worth in excess of the greater of (i) $1,000,000 or (ii) the amount which the Managing Owner is advised by counsel as necessary or advisable to ensure that the Trust is taxed as a partnership for federal income tax purposes.

8.  Capital Contributions; Units; Managing Owner’s Liability.

(a) Capital Contributions; Units.  The beneficial interests in the Trust shall consist of two types:  a general liability interest and limited liability Units.  The Managing Owner shall acquire the general liability interest, and investors shall all acquire limited liability Units.

Upon the initial contribution by the Managing Owner to the Trust, the Managing Owner became the holder of the general liability interest of the Trust.

No certificates or other evidences of beneficial ownership of the Units will be issued.  The Unitholders’ respective Capital Contributions to the Trust shall be as shown on the books and records of the Trust.

Every Unitholder, by virtue of having purchased or otherwise acquired Units, shall be deemed to have expressly consented and agreed to be bound by the terms of this Declaration and Agreement of Trust.

Any Units acquired by the Managing Owner or any of its Affiliates will be non-voting, and will not be considered outstanding for purposes of determining whether the majority approval of the outstanding Units has been obtained.

The general liability interest in the Trust held by the Managing Owner will be non-voting.

(b)  Managing Owner’s Liability.  The Managing Owner shall have unlimited liability for the repayment, satisfaction and discharge of all debts, liabilities and obligations of the Trust to the full extent, and only to the extent, of the Managing Owner’s assets.

The Managing Owner shall be liable for the acts, omissions, obligations and expenses of the Trust, to the extent not paid out of the assets of the Trust, to the same extent that the Managing Owner would be so liable if the Trust were a partnership under the Delaware Revised Uniform Limited Partnership Act and the Managing Owner were the general partner of such partnership.  The obligations of the Managing Owner under this paragraph shall be evidenced by its ownership of the general liability interest.

The Managing Owner, so long as it is generally liable for the obligations of the Trust, shall invest in the Trust, as a general liability interest, no less than 1% of the total Capital Contributions to the Trust (including the Managing Owner’s contributions).  The Managing Owner may (i) withdraw any interest it may have in excess of such requirement as of any month-end or (ii) redeem any Units which it may acquire, in each case on the same terms as any Unitholder (although without early redemption charges).

9.  Allocation of Profits and Losses.

(a)  Capital Accounts and Allocations.  A capital account shall be established for each Unit and for the Managing Owner.  The initial balance of each capital account shall be the aggregate amount contributed to the Trust with respect to a Unit, which amount shall be equal to the Net Asset Value per Unit on the date each Unit is purchased after all accrued fees, expenses and incentive fee allocations (other than unamortized Organizational and Initial Offering Costs).

As of the close of business (as determined by the Managing Owner) on the last business day of each month, any increase or decrease in the Net Assets of the Trust as compared to the last such determination of Net Assets shall be credited or charged equally among the Units of all Unitholders on a per class or per series basis.

In making the month-end adjustments to the capital accounts described in the preceding paragraph, capital accounts of all Units shall be adjusted to reflect the Brokerage Fee.

(b)  Allocation of Profit and Loss for Federal Income Tax Purposes.  As of the end of each fiscal year, the Trust’s income and expense and capital gain or loss shall be allocated among the Unitholders (including the Managing Owner on a Unit-equivalent basis) pursuant to the following provisions of this Section 9(b) for federal income tax purposes.  Allocations of profit and loss shall be pro rata from net capital gain or loss and net ordinary income or loss realized by the Trust unless allocation of items of gain or income or loss or expense are necessary to satisfy the requirements in Sections 9(b)(1)(B) and 9(b)(1)(D) that sufficient profit and loss be allocated to tax accounts such that tax accounts attributable to redeemed Units equal distributions in redemption of such Units.  Notwithstanding the foregoing requirement that annual allocations of profit and loss be pro rata from capital and ordinary income, gain, loss and expense, adjustments to such allocations shall be made to reflect the extent to which income or expense is otherwise determined and periodically allocated to the Unitholders, and such periodic allocations and adjustment shall be determined in a manner that in the judgment of the Managing Owner is consistent with the intent of this Section 9(b).

(1)  Trust profit and loss shall be allocated as follows:

(A)  For the purpose of allocating profit or loss among the Unitholders, there shall be established a tax account with respect to each outstanding Unit and with respect to the Managing Owner.  The initial balance of each tax account shall be the amount contributed to the Trust for each Unit and the amount contributed by the Managing Owner.  As of the end of each of the first sixty months after the Trust begins operations, the balance of such tax account shall be reduced by each Unit’s allocable share of the amount of Organizational and Initial Offering Cost reimbursements amortized as of the end of such month by the Trust, as provided in Section 9(c).  As of the end of each month after the Trust begins operations, the balance of such tax account shall be further reduced by each Unit’s allocable share of any amount payable by the Trust in respect of that month for the costs of the ongoing offering of Units.  The adjustment to reflect the amortization of Organizational and Initial Offering Cost reimbursements as well as ongoing offering costs shall be made prior to the following allocations of Trust profit and loss (and shall be taken into account in making such allocations).  Tax accounts shall be adjusted as of the end of each fiscal year and as of the date a Unitholder redeems any Units as follows:

(i)          Each tax account shall be increased by the amount of profit allocated to the Unitholder pursuant to Section 9(b)(1)(B) and 9(b)(1)(C) below.

(ii)         Each tax account shall be decreased by the amount of loss allocated to the Unitholder pursuant to Section 9(b)(1)(D) and 9(b)(1)(E) below and by the amount of any distributions the Unitholder has received with respect to such Unit.

(iii)        When a Unit is redeemed, the tax account attributable to such Unit (determined after making all allocations set forth in Section 9(b)) shall be eliminated.

(B)  Profits shall be allocated first to each Unitholder who has redeemed any Units during the fiscal year up to the excess, if any, of the amount received upon redemption of the Units over the amount in the Unitholder’s tax account attributable to the redeemed Units.

(C)  Profit remaining after the allocation thereof pursuant to Section 9(b)(1)(B) shall be allocated next among all Unitholders who hold Units outstanding at the end of the applicable fiscal year whose capital accounts with respect to such Units are in excess of their tax accounts in the ratio that each such Unitholder’s excess bears to all such Unitholders’ excesses.  Profit remaining after the allocation described in the preceding sentence shall be allocated among all Unitholders in proportion to their holdings of outstanding Units.

(D)  Loss shall be allocated first to each Unitholder who has redeemed any Units during the fiscal year up to the excess, if any, of the amount in such Unitholder’s tax account attributable to the redeemed Units over the amount received upon redemption of the Units.

(E)  Loss remaining after the allocation thereof pursuant to Section 9(b)(1)(D) shall be allocated next among all Unitholders who hold Units outstanding at the end of the applicable fiscal year whose tax accounts with respect to such Units are in excess of their capital accounts in the ratio that each such Unitholder’s excess bears to all such Unitholders’ excesses.  Loss remaining after the allocation pursuant to the preceding sentence shall be allocated among all Unitholders in proportion to their holding of outstanding Units.

(2)  In the event that a Unit has been assigned, the allocations prescribed by this Section 9(b) shall be made with respect to such Unit without regard to the assignment, except that in the year of assignment the allocations prescribed by this Section 9(b) shall, to the extent permitted for federal income tax purposes, be allocated between the assignor and assignee using the interim closing of the books method.

(3)  The allocation for federal income tax purposes of profit and loss, as set forth herein, is intended to allocate taxable profit and loss among Unitholders generally in the ratio and to the extent that net profit and net loss are allocated to such Unitholders under Section 9(a) hereof so as to eliminate, to the extent possible, any disparity between a Unitholder’s capital account and his tax account with respect to each Unit then outstanding, consistent with the principles set forth in Section 704(c) of the Code.

(4)  Notwithstanding anything herein to the contrary, in the event that at the end of any Trust taxable year any Unitholder’s capital account is adjusted for, or such Unitholder is allocated, or there is distributed to such Unitholder any item described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6) in an amount not reasonably expected at the end of such year, and such treatment creates a deficit balance in such Unitholder’s capital account, then such Unitholder shall be allocated all items of income and gain of the Trust for such year and for all subsequent taxable years of the Trust until such deficit balance has been eliminated.  In the event that any such unexpected adjustments, allocations or distributions create a deficit balance in the capital accounts of more than one Unitholder in any Trust taxable, all items of income and gain of the Trust for such taxable year and all subsequent taxable years shall be allocated among all such Unitholders in proportion to their respective deficit balances until such deficit balances have been eliminated.

(5)  The allocations of profit and loss to the Unitholders shall not exceed the allocations permitted under Subchapter K of the Code, as determined by the Managing Owner, whose determination shall be binding.

The Managing Owner may adjust the allocations set forth in this Section 9(b), in the Managing Owner’s discretion, if the Managing Owner believes that doing so will achieve more equitable allocations or allocations more consistent with the Code.

(c)  Expenses.

The Trust shall pay the monthly Brokerage Fee of 3.22% to 3.57% of the Trust’s month-end assets on an annual basis (approximately 0.268% to 0.298% monthly) with respect to Class A Units and 1.22% to 1.57% of the Trust’s month-end assets on an annual basis (approximately 0.102% to 0.131% monthly) with respect to Class B Units, payable as follows:  selling commission to the selling agents of 2.0% annually (with respect to Class A Units only; Class B Units will not be charged the 2.0% selling commission payable to the selling agents); and clearing, NFA and exchange fees (including fees related to foreign currency transactions and other off-exchange transactions) (paid as incurred and estimated at 1.22% to 1.42% annually and capped at 1.57%) (the “Brokerage Fee”).  The Trust shall pay the Managing Owner a managing owner fee of 0.75% of Net Assets annually and shall reimburse the Managing Owner for underwriting expenses of up to 0.35% of Net Assets annually.  The Trust shall pay its consultant, Liberty Funds Group, an annual fee equal to 0.33% of Net Assets annually.

Any goods and services provided to the Trust by the Managing Owner shall be provided at rates and terms at least as favorable as those which may be obtained from third parties in arm’s-length negotiations.  All of the expenses which are for the Trust’s account shall be billed directly to the Trust, as appropriate.  Appropriate reserves may be created, accrued and charged against Net Assets for contingent liabilities, if any, as of the date any such contingent liability becomes known to the Managing Owner.

The Trust shall bear the costs of the continuous offering of the Units (other than selling commissions and ongoing compensation), as incurred; provided that the Managing Owner shall absorb, without reimbursement from the Trust, all such costs to the extent that such costs exceed 0.5% of the Trust’s average month-end Net Assets in any fiscal year.  The amount of any such costs borne by the Trust shall be allocated on a pro rata basis to each Unit outstanding at any month-end (determined prior to any redemptions).

Net Assets, for purposes of calculating the 0.5% limitations on continuous offering costs set forth in this Section 9(c), shall be calculated in the same manner as calculation of the redemption value of a Unit, i.e., net of all accrued fees and expenses including any accrued incentive fee(s) (but prior to redemption charges).

In no event shall ongoing and offering costs (including redemption fees, but excluding ongoing compensation) exceed 15% of the Capital Contributions to the Trust.

The Managing Owner shall not allocate any of its internal expenses or overhead to the account of the Trust.

(d)  Limited Liability of Unitholders.  Each Unit, when purchased in accordance with this Declaration and Agreement of Trust, shall, except as otherwise provided by law, be fully-paid and nonassessable.  Any provisions of this Declaration and Agreement of Trust to the contrary notwithstanding, Unitholders (including the Managing Owner, except to the extent otherwise provided herein) shall be entitled to the same limitation on personal liability extended to stockholders of private corporations for profit organized under the General Corporation Law of the State of Delaware.

The Trust will indemnify, to the full extent permitted by law, each Unitholder (other than the Managing Owner in the event that the Managing Owner acquires Units) against any claims of liability asserted against such Unitholder solely because such Unitholder is a beneficial owner of the Trust (other than in respect of taxes due from such Unitholder as such a beneficial owner).

Every written note, bond, contract, instrument, certificate or undertaking made or issued by the Managing Owner shall give notice to the effect that the same was executed or made by or on behalf of the Trust and that the obligations of any of the foregoing are not binding upon the Unitholders individually but are binding only upon the assets and property of the Trust, and that no resort shall be had to the Unitholders’ personal property for the satisfaction of any obligation or claim thereunder, and appropriate references may be made to this Declaration and Agreement of Trust and may contain any further recital which the Managing Owner deems appropriate, but the omission thereof shall not operate to bind the Unitholders individually or otherwise invalidate any such note, bond, contract, instrument, certificate or undertaking.

(e)  Return of Capital Contributions.  No Unitholder or subsequent assignee shall have any right to demand the return of its capital contribution or any profits added thereto, except through redeeming Units or upon dissolution of the Trust, in each case as provided herein.  In no event shall a Unitholder or subsequent assignee be entitled to demand or receive property other than cash.

10.  Management of the Trust.

(a)  Authority of the Managing Owner.  Pursuant to Section 3806 of the Act, the Trust shall be managed by the Managing Owner, and the conduct of the Trust’s business shall be controlled and conducted solely by the Managing Owner in accordance with this Declaration and Agreement of Trust.

The Managing Owner, to the exclusion of all other Unitholders, shall control, conduct and manage the business of the Trust.  The Managing Owner shall have sole discretion in determining what distributions of profits and income, if any, shall be made to the Unitholders (subject to the allocation provisions hereof), shall execute various documents on behalf of the Trust and the Unitholders pursuant to powers of attorney and shall supervise the liquidation of the Trust if an event causing dissolution of the Trust occurs.

The Managing Owner may, in furtherance of the business of the Trust, cause the Trust to buy, sell, hold or otherwise acquire or dispose of commodities, futures contracts, options on futures contracts, and spot and forward contracts traded on exchanges or otherwise, arbitrage positions, repurchase agreements, interest-bearing securities, deposit accounts and similar instruments and other assets, and cause the trading of the Trust to be limited to only certain of the foregoing instruments.  The Managing Owner is specifically authorized to enter into brokerage, custodial and margining arrangements as described in the Prospectus.  The Managing Owner may engage, and compensate on behalf of the Trust from funds of the Trust, or agree to share profits and losses with, such Persons, firms or corporations, including (except as described in this Declaration and Agreement of Trust) the Managing Owner and any affiliated Person, as the Managing Owner in its sole judgment shall deem advisable for the conduct and operation of the business of the Trust; provided, that no such arrangement shall allow brokerage commissions paid by the Trust in excess of such amount as permitted under the Guidelines in effect as of the date of the Prospectus (i.e., 14% annually—including Pit Brokerage Fees and service fees—of the Trust’s average Net Assets, excluding the assets, if any, not directly related to trading activity).  The Managing Owner shall reimburse the Trust, on an annual basis, to the extent that the Trust’s brokerage commissions have exceeded 14% of the Trust’s average Net Assets during the preceding year.

During any fiscal year of the Trust, if the management fee exceeds the 6% annual management fee contemplated by the Guidelines, the Managing Owner shall reimburse the Trust for such excess.

The Managing Owner may take such other actions on behalf of the Trust as the Managing Owner deems necessary or desirable to manage the business of the Trust.

Any material change in the Trust’s basic investment policies or structure shall require the approval of Unitholders owning more than 50% of the Units then outstanding.  In addition, the Managing Owner shall notify Unitholders of any material changes relating to the Trust as provided in Section 11 hereof.

The Managing Owner is hereby authorized to perform all duties imposed by Sections 6221 through 6232 of the Code on the Managing Owner as the “tax matters partner” of the Trust.

(b)  Fiduciary Duties.  The Managing Owner shall be under a fiduciary duty to conduct the affairs of the Trust in the best interests of the Trust, provided that the Managing Owner shall not be obligated to engage in any conduct on behalf of the Trust to the detriment of any other commodity pool to which the Managing Owner owes similar fiduciary duties.  Except as otherwise provided herein or disclosed in the Prospectus, the Unitholders will under no circumstances be deemed to have contracted away the fiduciary obligations owed them by the Managing Owner under the common law.  The Managing Owner’s fiduciary duty includes, among other things, the safekeeping of all funds and assets of the Trust and the use thereof for the benefit of the Trust.   The funds of the Trust will not be commingled with the funds of any other Person (deposit of funds with a commodity or securities broker, clearinghouse or forward dealer shall not be deemed to constitute “commingling” for these purposes).  The Managing Owner will take no actions with respect to the property of the Trust which do not benefit the Trust.  The Managing Owner shall at all times act with integrity and good faith and exercise due diligence in all activities relating to the conduct of the business of the Trust and in resolving conflicts of interest.

(c)  Loans; Investments.  The Trust shall not make loans to any party.  The Managing Owner shall make no loans to the Trust unless approved by the Unitholders in accordance with Section 20(a).  If the Managing Owner makes a loan to the Trust, the Managing Owner shall not receive interest in excess of its interest costs, nor may the Managing Owner receive interest in excess of the amounts which would be charged to the Trust (without reference to the Managing Owner’s financial resources or guarantees) by unrelated banks on comparable loans for the same purpose.  The Managing Owner shall not receive “points” or other financing charges or fees regardless of the amount.  The Trust shall not invest in any debt instruments other than government securities and other CFTC-authorized investments, or invest in any equity security without prior notice to Unitholders.

(d)  Certain Conflicts of Interest Prohibited.   No Person may receive, directly or indirectly, any advisory or management fees, profit shares or any profit-sharing allocation, from joint ventures, partnerships or similar arrangements in which the Trust participates, for investment advice or management who shares or participates in any commodity brokerage commissions paid by the Trust; no broker may pay, directly or indirectly, rebates or give-ups to any Advisor, manager or joint venturer, or to the Managing Owner or any of its Affiliates; and such prohibitions may not be circumvented by any reciprocal business arrangements.  No Advisor shall be affiliated with the Program Broker or any of its Affiliates.

(e)  Certain Agreements. Any agreements between the Trust and the Managing Owner or any Affiliate of the Managing Owner, or an Advisor, shall be terminable by the Trust, without penalty, on no more than 60 days’ written notice.

In addition to any specific contract or agreements described herein, the Trust and the Managing Owner on behalf of the Trust may enter into any other contracts or agreements specifically described in or contemplated by the Prospectus without any further act, approval or vote of the Unitholders, notwithstanding any other provisions of this Declaration and Agreement of Trust, the Act or any applicable laws, rules or regulations; provided, however, any material change in the Trust’s basic investment policies or structure shall require the approval of Unitholders owning more than 50% of the Units then outstanding and the Managing Owner shall notify Unitholders of any material changes relating to the Trust as provided in Section 11 hereof.

The Managing Owner shall not enter into any advisory agreement with any Advisor that does not satisfy the relevant experience requirements under the Guidelines (i.e., a minimum of three years’ experience in the managed futures industry).

The maximum period covered by any contract entered into by the Trust, except for the various provisions of the Selling Agreement which survive the final closing of the sale of the Units, shall not exceed one year.

The brokerage commissions paid by the Trust shall be competitive.  The Trust shall seek the best price and services available for its commodity transactions.

R.J. O’Brien & Associates, LLC credits the Trust with interest at 100% of the Trust’s average daily U.S. dollar balances on deposit with R.J. O’Brien & Associates, LLC during each month at a rate equal to the average 4-week Treasury Bill rate and at 1-month LIBOR less 1.0% in respect of non-U.S. dollar deposits, or as otherwise disclosed in the Prospectus.  The economic benefit from the possession of the Trust’s assets in excess of the interest credited by R.J. O’Brien & Associates, LLC to the Trust will be retained by R.J. O’Brien & Associates, LLC.  The Trust and the Managing Owner reserve the right to deposit, at any time, a portion of the Trust assets with a custodian and engage the services of a third-party cash manager to manage such assets with the goal of enhancing net return on such assets.”

(f)  Prohibition on “Pyramiding.”  The Trust is prohibited from engaging in Pyramiding.  An Advisor of the Trust taking into account the Trust’s open-trade equity on existing positions in determining generally whether to acquire additional commodity positions on behalf of the Trust will not be considered to be engaging in Pyramiding.

(g)  Freedom of Action.  The Managing Owner is engaged, and may in the future engage, in other business activities and shall not be required to refrain from any other activity nor forgo any profits from any such activity, whether or not in competition with the Trust.  Neither the Trust nor any of the Unitholders shall have any rights by virtue of this Declaration and Agreement of Trust in and to such independent ventures or the income or profits derived therefrom.  Unitholders may similarly engage in any such other business activities.  The Managing Owner shall devote to the Trust such time as the Managing Owner may deem advisable to conduct the Trust’s business and affairs.

11.  Audits and Reports to Unitholders.

The Trust’s books shall be audited annually by an independent certified public accountant.  The Trust shall cause each Unitholder to receive (i) within 90 days after the close of each fiscal year certified financial statements for the fiscal year then ended, (ii) within 90 days of the end of each fiscal year (but in no event later than March 15 of each year) such tax information as is necessary for a Unitholder to complete its federal income tax return and (iii) such other annual and monthly information as the CFTC may by regulation require.  The Managing Owner shall include in the annual reports sent to Unitholders an approximate estimate (calculated as accurately as may be reasonably practicable) of the round-turn equivalent brokerage commission rate paid by the Trust during the preceding year (including forward contracts on a futures-equivalent basis for purposes of such calculation).

Unitholders or their duly authorized representatives may inspect the books and records of the Trust during normal business hours upon reasonable written notice to the Managing Owner and obtain copies of such records upon payment of reasonable reproduction costs; provided, however, that upon request by the Managing Owner, the requesting Unitholder shall represent that the inspection and/or copies of such records will not be used for commercial purposes unrelated to such Unitholder’s interest as a beneficial owner of the Trust.  The Managing Owner shall have the right to keep confidential from the Unitholders, for such period of time as the Managing Owner deems reasonable, any information that the Managing Owner reasonably believes to be in the nature of trade secrets or other information the disclosure of which the Managing Owner in good faith believes is not in the best interest of the Trust or could damage the Trust or its business or which the Trust is required by law or by agreement with a third party to keep confidential.

The Managing Owner shall calculate the Net Asset Value per Unit on a monthly basis and sell and redeem Units at Net Asset Value.

The Managing Owner shall notify the Unitholders of (i) changes to the trading method of the Trust’s Advisor(s) which the Managing Owner believes to be material, (ii) changes in Brokerage Fee, incentive fee(s) or other fees paid by the Trust or (iii) material changes in the basic investment policies or structure of the Trust.  The Managing Owner shall so notify Unitholders, by certified mail or other means of notification providing for evidence of delivery, prior to any such change.  Such notification shall contain a ballot (if applicable), a description of the Unitholders’ voting and redemption rights, and a description of any material effect of such change.  The Managing Owner will send written notice to each Unitholder within seven days of any decline in the Net Asset Value per Unit to 50% or less of such value as of the previous month-end.  Any such notice shall contain a description of the Unitholders’ voting and redemption rights.  The Trust shall pay the cost of any notification delivered pursuant to this paragraph.

The Managing Owner shall prepare or cause to be prepared and shall file on or before the due date (or any extension thereof) any federal, state or local tax returns required to be filed by the Trust.  The Managing Owner shall cause the Trust to pay any taxes payable by the Trust; provided, however, that such taxes need not be paid if the Managing Owner or the Trust is in good faith and by appropriate legal proceedings contesting the validity, applicability or amount thereof, and such contest does not materially endanger any right or interest of the Trust.

The Managing Owner shall maintain and preserve all required records relating to the Trust for a period of not less than six years from the receipt of such records.

In particular, and not by way of limitation, the Managing Owner will retain all Subscription Agreement and Power of Attorney Signature Pages submitted by Persons admitted as Unitholders, and all other records necessary to substantiate that Units are sold only to purchasers for whom the Units are a suitable investment, for at least six years after Units are sold to such Persons.

The Managing Owner shall seek the best price and services for the Trust’s trading, and will, with the assistance of the Program Broker(s), make an annual review of the commodity brokerage arrangements applicable to the Trust.  Not by way of qualifying the Managing Owner’s obligations to ensure that the Trust’s brokerage arrangements are competitive, but rather as a means of providing additional information to the Unitholders, in connection with such review, the Managing Owner will ascertain, to the extent practicable, the commodity brokerage rates charged to other major commodity pools whose trading and operations are, in the opinion of the Managing Owner, comparable to those of the Trust, in order to assess whether the rates charged the Trust are reasonable in light of the services it receives and the terms upon which the Trust was promoted to subscribers.  If, as a result of such review, the Managing Owner determines that such rates are unreasonable in light of the services provided to the Trust and the terms upon which the Trust was promoted, the Managing Owner will notify the Unitholders, setting forth the rates charged to the Trust and several funds which are, in the Managing Owner’s opinion, comparable to the Trust.  The Managing Owner shall also make an annual review of the spot and forward trading arrangements for the Trust in an attempt to determine whether such arrangements are competitive with those of other comparable pools in light of the circumstances.

In addition to the undertakings in the preceding paragraph, the Trust will seek the best price and services available on its commodity brokerage transactions.  All brokerage transactions will be effected at competitive rates.  Brokerage commissions may not exceed the cap set forth in Section 10(a).  The Managing Owner will annually review the brokerage rates paid by the Trust to guarantee that the criteria set forth in this paragraph are followed.  The Managing Owner may not rely solely on the rates charged by other major commodity pools in complying with this paragraph.

12.  Assignability of Units.

Each Unitholder expressly agrees that it will not assign, transfer or dispose of, by gift or otherwise, any of its Units or any part or all of its right, title and interest in the capital or profits of the Trust in violation of any applicable federal or state securities laws or, except by involuntary operation of law, without giving written notice to the Managing Owner.  No assignment, transfer or disposition by an assignee of Units or of any part of its right, title and interest in the capital or profits of the Trust shall be effective against the Trust, the Trustee or the Managing Owner until the Managing Owner has received the written notice of the assignment; the Managing Owner shall not be required to give any assignee any rights hereunder prior to receipt of such notice.  The Managing Owner may, in its sole discretion, waive any such notice.  No such assignee, except with the consent of the Managing Owner, may become a substituted Unitholder, nor will the estate or any beneficiary of a deceased Unitholder or assignee have any right to redeem Units from the Trust except by redemption as provided in Section 13 hereof.  The Managing Owner’s consent is required for the admission of a substituted Unitholder, and the Managing Owner intends to so consent; provided, that the Managing Owner and the Trust receive an opinion of counsel to the Managing Owner and of counsel to the Trust that such admission will not adversely affect the classification of the Trust as a partnership for federal income tax purposes; and provided further, that an assignee shall not become a substituted Unitholder without first having executed an instrument reasonably satisfactory to the Managing Owner accepting and adopting the terms and provisions of this Declaration and Agreement of Trust, including a Subscription Agreement and Power of Attorney Signature Page, a counterpart signature page to this Declaration and Agreement of Trust or other comparable document, and without having paid to the Trust a fee sufficient to cover all reasonable expenses of the Trust in connection with its admission as a substituted Unitholder.  Each Unitholder agrees that with the consent of the Managing Owner any assignee may become a substituted Unitholder without need of the further act or approval of any Unitholder.  If the Managing Owner withholds consent, an assignee shall not become a substituted Unitholder, and shall not have any of the rights of a Unitholder, except that the assignee shall be entitled to receive that share of capital and profits and shall have that right of redemption to which its assignor would otherwise have been entitled.  No assignment, transfer or disposition of Units shall be effective against the Trust or the Managing Owner until the last day of the month in which the Managing Owner receives notice of such assignment, transfer or disposition.

13.  Redemptions.

A Unitholder (including the Managing Owner except to the extent that its power to redeem is limited by any other provision of this Declaration and Agreement of Trust) to the extent that it owns Units or any assignee of Units of whom the Managing Owner has received written notice as described above, may redeem all or part of its Units, effective as of the close of business (as determined by the Managing Owner) on the last day of any month, provided, that (i) all liabilities, contingent or otherwise, of the Trust, except any liability to Unitholders on account of their Capital Contributions, have been paid or there remains property of the Trust sufficient to pay them, (ii) the Unitholder redeems at least $1,000 of Units, (iii) in the case of partial redemption, such Unitholder’s investment in the Trust after the partial redemption will be at least $1,000, and (iv) the Managing Owner shall have timely received a request for redemption (as provided below).  If Units are redeemed by a Unitholder at a time when there are accrued incentive fee(s) due to the Trust’s Advisor(s), the amount of such accrual attributable to the Units being redeemed will be deducted from the redemption proceeds payable to the redeeming Unitholder and paid to the Trust’s Advisor(s).  Units redeemed on or before the end of the eleventh full calendar month after such Units are issued by the Trust are subject to early redemption charges of 1.5% of the Net Asset Value at which they are redeemed.  Such charges will be deducted from redemption proceeds due to the Unitholder making the redemption and will be paid to the Managing Owner.  Units are issued, for purposes of determining whether an early redemption charge is due, as of the date as of which the subscription price of such Units is invested in the Trust, not when subscriptions are submitted by Unitholders or accepted by the Managing Owner or subscription funds are accepted into escrow.  No redemption charges shall be applicable to Unitholders who redeem because the Trust’s expenses have been increased.

In the event that a Unitholder acquires Units as of the end of more than one month, such Units will be treated on a “first-in, first-out” basis for purposes of identifying which of such Units are being redeemed so as to determine whether early redemption charges apply.

Requests for redemption as of any month-end must be received by the Managing Owner on or before the fifth business day prior to the month-end of redemption (including the last business day of the month), or such later date as shall be acceptable to the Managing Owner.

If as of the close of business (as determined by the Managing Owner) on any day, the Net Asset Value of a Unit has decreased to less than 50% of the Net Asset Value per Unit as of the previous highest month-end Net Asset Value per Unit or to $50 or less, after adding back all distributions, the Managing Owner shall cause the Trust to liquidate all open positions as expeditiously as possible and suspend trading.  Within ten business days after the suspension of trading, the Managing Owner shall declare a Special Redemption Date.  Such Special Redemption Date shall be a business day within 30 business days from the suspension of trading by the Trust, and the Managing Owner shall mail notice of such date to each Unitholder and assignee of Units of whom it has received written notice as described above, by first-class mail, postage prepaid, not later than ten business days prior to such Special Redemption Date, together with instructions as to the procedure such Unitholder or assignee must follow to have its Units redeemed on such Date (only entire, not partial, interests in the Trust may be redeemed on a Special Redemption Date, unless otherwise determined by the Managing Owner).  Upon redemption pursuant to a Special Redemption Date, a Unitholder or any other assignee of whom the Managing Owner has received written notice as described above, shall receive from the Trust an amount equal to the Net Asset Value of its Units, determined as of the close of business (as determined by the Managing Owner) on such Special Redemption Date.  No redemption charges shall be assessed on any such Special Redemption Date.  As in the case of a regular redemption, an assignee shall not be entitled to redemption until the Managing Owner has received written notice as described above of the assignment, transfer or disposition under which the assignee claims an interest in the Units to be redeemed.  If, after a Special Redemption Date, the Net Assets of the Trust are at least $1,000,000 and the Net Asset Value per Unit is in excess of $25, the Trust may, in the discretion of the Managing Owner, resume trading.

The Managing Owner may at any time and in its discretion declare a Special Redemption Date, should the Managing Owner determine that it is in the best interests of the Trust to do so.  If the Managing Owner declares a Special Redemption Date, the Managing Owner shall not be required to again call a Special Redemption Date (whether or not a Special Redemption Date would otherwise be required to be called as described above); and the Managing Owner in its notice of a Special Redemption Date may, at its discretion, establish the conditions, if any, under which other Special Redemption Dates must be called, which conditions may be determined in the sole discretion of the Managing Owner, irrespective of the provisions of the preceding paragraph.  The Managing Owner may also, in its discretion, declare additional regular redemption dates for Units, permit certain Unitholders to redeem at other than at month-end and waive the notice period otherwise required to effect redemptions.

Redemption payments will be made within ten business days after the month-end of redemption, except that under special circumstances, including, but not limited to, inability to liquidate commodity positions as of a redemption date or default or delay in payments due the Trust from Commodity Brokers, banks or other Persons, the Trust may in turn delay payment to Unitholders or assignees requesting redemption of their Units of the proportionate part of the Net Asset Value of such Units equal to the proportionate part of the Trust’s aggregate Net Asset Value represented by the sums which are the subject of such default or delay.

The Managing Owner may require a Unitholder to redeem all or a portion of such Unitholder’s Units if the Managing Owner considers doing so to be desirable for the protection of the Trust, and will use best efforts to do so to the extent necessary to prevent the Trust from being deemed to hold “plan assets” under the provisions of ERISA or the Code, with respect to any “employee benefit plan” subject to ERISA or with respect to any “plan” or “account” subject to Section 4975 of the Code.

14.  Offering of Units.

The Managing Owner, on behalf of the Trust shall (i) cause to be filed a Registration Statement or Registration Statements, and such amendments thereto as the Managing Owner may deem advisable or necessary, with the Securities and Exchange Commission for the registration and continuous public offering of the Units, (ii) use its best efforts to qualify the Units for sale under the securities laws of such States of the United States or other jurisdictions as the Managing Owner may deem advisable and (iii) take such action with respect to the matters described in (i) and (ii) as the Managing Owner may deem advisable or necessary.

Fractional Units, calculated to five decimal places, may be sold.

All sales of Units in the United States will be conducted by registered brokers.

The Managing Owner shall not accept any subscriptions for Units if doing so would cause the Trust to hold “plan assets” under ERISA or the Code with respect to any “employee benefit plan” subject to ERISA or with respect to any “plan” or “account” subject to Section 4975 of the Code.  If a subscriber has its subscription reduced for such reason, such subscriber shall be entitled to rescind its subscription in its entirety even though subscriptions are otherwise irrevocable.

All subscriptions will be held in a subscription account by the Escrow Agent until released as of the last business day of the month.  The Managing Owner may terminate any offering of Units at any time.  The aggregate of all Capital Contributions shall be available to the Trust to carry on its business, and no interest shall be paid by the Trust on any such contributions after such contributions are released by the Escrow Agent.

15.  Additional Offerings.

The Managing Owner may, in its discretion, continue, suspend or discontinue the public offering of the Units, as well as make additional public or private offerings of Units, provided that the net proceeds to the Trust of any such sales shall in no event be less than the Net Asset Value per Unit at the time of sale (unless the new Unit’s participation in the profits and losses of the Trust is appropriately adjusted).  No Unitholder shall have any preemptive, preferential or other rights with respect to the issuance or sale of any additional Units, other than as set forth in the preceding sentence.

16.  Special Power of Attorney.

Each Unitholder by virtue of having purchased or otherwise acquired Units does hereby irrevocably constitute and appoint the Managing Owner and each officer of the Managing Owner, with full power of substitution, as its true and lawful attorney-in-fact, in its name, place and stead, to execute, acknowledge, swear to (and deliver as may be appropriate) on its behalf and file and record in the appropriate public offices and publish (as may in the reasonable judgment of the Managing Owner be required by law):  (i) this Declaration and Agreement of Trust, including any amendments and/or restatements hereto duly adopted as provided herein; (ii) certificates in various jurisdictions, and amendments and/or restatements thereto; (iii) all conveyances and other instruments which the Managing Owner deems appropriate to qualify or continue the Trust in the State of Delaware and the jurisdictions in which the Trust may conduct business, or which may be required to be filed by the Trust or the Unitholders under the laws of any jurisdiction or under any amendments or successor statutes to the Act, to reflect the dissolution or termination of the Trust or the Trust being governed by any amendments or successor statutes to the Act or to reorganize or refile the Trust in a different jurisdiction; and (iv) to file, prosecute, defend, settle or compromise litigation, claims or arbitrations on behalf of the Trust.  The Power of Attorney granted herein shall be irrevocable and deemed to be a power coupled with an interest (including, without limitation, the interest of the other Unitholders in the Managing Owner being able to rely on its authority to act as contemplated by this Section 16) and shall survive and shall not be affected by the subsequent incapacity, disability or death of a Unitholder.

17.  Withdrawal of a Unitholder.

The Trust shall be dissolved upon the death, insanity, bankruptcy, retirement, resignation, expulsion, withdrawal, insolvency or dissolution of the Managing Owner, or any other event that causes the Managing Owner to cease to be the managing owner of the Trust, unless the Trust is continued pursuant to the terms of Section 6(a)(3).  In addition, the Managing Owner may withdraw from the Trust, without any breach of this Declaration and Agreement of Trust, at any time upon 120 days’ written notice by first class mail, postage prepaid, to the Trustee, each Unitholder and each assignee of whom the Managing Owner has notice.  If the Managing Owner withdraws from the Trust and all Unitholders agree in writing to continue the business of the Trust and to the appointment, effective as of the date of withdrawal of the Managing Owner, of one or more managing owners, the Managing Owner shall pay all expenses incurred as a result of its withdrawal.  Upon removal or withdrawal, the Managing Owner shall be entitled to redeem its interest in the Trust at its Net Asset Value on the next Valuation Date following the date of removal or withdrawal.

The Managing Owner may not assign its general liability interest or its obligation to manage the Trust without the consent of each Unitholder; provided, however, that the consent of Unitholders is not required if the Managing Owner assigns its general liability interest and its obligation to manage the Trust to an entity controlling, controlled by or under common control with the Managing Owner, provided that such entity (i) expressly assumes all obligations of the Managing Owner under this Declaration and Agreement of Trust and (ii) is entitled to act in the capacity of managing owner for the benefit of the Trust.  The Managing Owner shall notify all Unitholders of such assignment.  The Managing Owner will notify all Unitholders of any change in the principals of the Managing Owner.

The death, incompetency, withdrawal, insolvency or dissolution of a Unitholder or any other event that causes a Unitholder to cease to be a beneficial owner (within the meaning of the Act) in the Trust shall not terminate or dissolve the Trust, and a Unitholder, the Unitholder’s estate, custodian or personal representative shall have no right to redeem or value such Unitholder’s interest except as provided in Section 13 hereof.  Each Unitholder that is a natural Person expressly agrees that in the event of his or her death, he or she waives on behalf of himself or herself and his or her estate, and directs the legal representatives of his or her estate and any Person interested therein to waive, the furnishing of any inventory, accounting or appraisal of the assets of the Trust and any right to an audit or examination of the books of the Trust.  Nothing in this Section 17 shall, however, waive any right given elsewhere in this Declaration and Agreement of Trust for Unitholders to be informed of the Net Asset Value of their Units, to receive periodic reports, audited financial statements and other information from the Managing Owner or the Trust or to redeem or transfer Units.

18.  Benefit Plan Investors.

Each Unitholder or assignee that is an “employee benefit plan” as defined in and subject to ERISA, or a “plan” as defined in Section 4975 of the Code (each such employee benefit plan and plan, a “Plan”), and each fiduciary thereof who has caused the Plan to become a Unitholder or assignee (a “Plan Fiduciary”), represents and warrants that:  (a) the Plan Fiduciary has considered an investment in the Trust by such Plan in light of the risks relating thereto; (b) the Plan Fiduciary has determined that, in view of such considerations, the investment in the Trust by the Plan is consistent with the Plan Fiduciary’s responsibilities under ERISA; (c) the investment in the Trust by the Plan does not violate, and is not otherwise inconsistent with, the terms of any legal document constituting the Plan or any trust agreement thereunder; (d) the Plan’s investment in the Trust has been duly authorized and approved by all necessary parties; (e) none of the Managing Owner, the Trustee, the Escrow Agent, any of their respective Affiliates or any of their respective agents or employees:  (i) has investment discretion with respect to the investment of assets of the Plan used to purchase Units; (ii) has authority or responsibility to or regularly gives investment advice with respect to the assets of the Plan used to purchase Units for a fee and pursuant to an agreement or understanding that such advice will serve as a primary basis for investment decisions with respect to the Plan and that such advice will be based on the particular investment needs of the Plan; or (iii) is an employer maintaining or contributing to the Plan; and (f) the Plan Fiduciary:  (i) is authorized to make, and is responsible for, the decision of the Plan to invest in the Trust, including the determination that such investment is consistent with the requirement imposed by Section 404 of ERISA that Plan investments be diversified so as to minimize the risks of large losses; (ii) is independent of the Managing Owner, the Trustee, the Escrow Agent, and any of their respective Affiliates; and (iii) is qualified to make such investment decision.

19.  Standard of Liability; Indemnification.

(a)  Standard of Liability for the Managing Owner.  The Managing Owner and its Affiliates shall have no liability to the Trust or to any Unitholder for any loss suffered by the Trust which arises out of any action or inaction of the Managing Owner or its Affiliates, if the Managing Owner, in good faith, determined that such course of conduct was in the best interests of the Trust, and such course of conduct did not constitute negligence or misconduct of the Managing Owner or its Affiliates.

(b)  Indemnification of the Managing Owner by the Trust.  To the fullest extent permitted by law, subject to this Section 19, the Managing Owner and its Affiliates shall be indemnified by the Trust against any losses, judgments, liabilities, expenses and amounts paid in settlement of any claims sustained by them in connection with the Trust; provided that such claims were not the result of negligence or misconduct on the part of the Managing Owner or its Affiliates, and the Managing Owner, in good faith, determined that such conduct was in the best interests of the Trust; and provided further that Affiliates of the Managing Owner shall be entitled to indemnification only for losses incurred by such Affiliates in performing the duties of the Managing Owner and acting wholly within the scope of the authority of the Managing Owner.

Notwithstanding anything to the contrary contained in the preceding two paragraphs, the Managing Owner and its Affiliates and any Persons acting as selling agent for the Units shall not be indemnified for any losses, liabilities or expenses arising from or out of an alleged violation of federal or state securities laws unless (1) there has been a successful adjudication on the merits of each count involving alleged securities law violations as to the particular indemnitee and the court approves indemnification of the litigation costs, or (2) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the particular indemnitee and the court approves indemnification of the litigation costs, or (3) a court of competent jurisdiction approves a settlement of the claims against a particular indemnitee and finds that indemnification of the settlement and related costs should be made.

In any claim for indemnification for federal or state securities law violations, the party seeking indemnification shall place before the court the position of the Securities and Exchange Commission, the California Department of Corporations, the Massachusetts Securities Division, the Missouri Securities Division, the Pennsylvania Securities Commission, the Tennessee Securities Division, the Texas Securities Board and any other state or applicable regulatory authority with respect to the issue of indemnification for securities law violations.

The Trust shall not bear the cost of that portion of any insurance which insures any party against any liability the indemnification of which is herein prohibited.

For the purposes of this Section 19, the term “Affiliates” shall mean any Person acting on behalf of or performing services on behalf of the Trust who:  (1) directly or indirectly controls, is controlled by, or is under common control with the Managing Owner; or (2) owns or controls 10% or more of the outstanding voting securities of the Managing Owner; or (3) is an officer or director of the Managing Owner; or (4) if the Managing Owner is an officer, director, partner or trustee, is any entity for which the Managing Owner acts in any such capacity.

Advances from the funds of the Trust to the Managing Owner or its Affiliates for legal expenses and other costs incurred as a result of any legal action initiated against the Managing Owner by a Unitholder are prohibited.

Advances from the funds of the Trust to the Managing Owner or its Affiliates for legal expenses and other costs incurred as a result of a legal action will be made only if the following three conditions are satisfied:  (1) the legal action relates to the performance of duties or services by the Managing Owner or its Affiliates on behalf of the Trust; (2) the legal action is initiated by a third party who is not a Unitholder; and (3) the Managing Owner or its Affiliates undertake to repay the advanced funds, with interest from the initial date of such advance, to the Trust in cases in which they would not be entitled to indemnification under the standard of liability set forth in Section 19(a).

In no event shall any indemnity or exculpation provided for herein be more favorable to the Managing Owner or any Affiliate than that contemplated by the Guidelines as in effect on the date of this Declaration and Agreement of Trust.

In no event shall any indemnification permitted by this subsection (b) of Section 19 be made by the Trust unless all provisions of this Section for the payment of indemnification have been complied with in all respects.  Furthermore, it shall be a precondition of any such indemnification that the Trust receive a determination of qualified independent legal counsel in a written opinion that the party which seeks to be indemnified hereunder has met the applicable standard of conduct set forth herein.  Receipt of any such opinion shall not, however, in itself, entitle any such party to indemnification unless indemnification is otherwise proper hereunder.  Any indemnification payable by the Trust hereunder shall be made only as provided in the specific case.

In no event shall any indemnification obligations of the Trust under this subsection (b) of Section 19 subject a Unitholder to any liability in excess of the capital contributed by such Unitholder, his or her share of undistributed profits and assets and the amount of any distributions wrongfully distributed to such Unitholder.

(c)  Indemnification by the Unitholders.  In the event that the Trust is made a party to any claim, dispute or litigation or otherwise incurs any loss or expense as a result of or in connection with any activities of a Unitholder, obligations or liabilities unrelated to the business of the Trust or as a result of or in connection with a transfer, assignment or other disposition or an attempted transfer, assignment or other disposition by a Unitholder or an assignee of its Units or of any part of its right, title and interest in the capital or profits of the Trust in violation of this Declaration and Agreement of Trust, such Unitholder shall indemnify and reimburse the Trust for all loss and expense incurred, including reasonable attorneys’ fees.

The Managing Owner shall indemnify and hold the Trust harmless from all loss or expense which the Trust may incur (including, without limitation, any indemnify payments) as a result of the difference between the standard of liability and indemnity under the Trading Advisory Agreement(s) and the Customer Agreement, on the one hand, and the Managing Owner’s standards of liability as set forth herein, on the other hand.

20.  Amendments; Meetings.

(a)  Amendments with Consent of the Managing Owner.  If at any time during the term of the Trust the Managing Owner shall deem it necessary or desirable to amend this Declaration and Agreement of Trust, the Managing Owner may proceed to do so, provided that such amendment shall be effective only if embodied in an instrument approved by the Managing Owner and, pursuant to a vote called by the Managing Owner, by the holders of Units representing a majority of the outstanding Units.  Such vote shall be taken at least 30 but not more than 60 days after delivery by the Managing Owner to each Unitholder of record by certified mail of notice of the proposed amendment and voting procedures.  Notwithstanding the foregoing, the Managing Owner may amend this Declaration and Agreement of Trust without the consent of the Unitholders in order (i) to clarify any clerical inaccuracy or ambiguity or reconcile any inconsistency (including any inconsistency between this Declaration and Agreement of Trust and the Prospectus), (ii) to effect the intent of the allocations proposed herein to the maximum extent possible in the event of a change in the Code or the interpretations thereof affecting such allocations, (iii) to attempt to ensure that the Trust is not treated as an association taxable as a corporation for federal income tax purposes, (iv) to qualify or maintain the qualification of the Trust as a trust in any jurisdiction, (v) to delete or add any provision of or to this Declaration and Agreement of Trust required to be deleted or added by the Staff of the Securities and Exchange Commission or any other federal agency or any state “Blue Sky” or similar official or in order to opt to be governed by any amendment or successor statute to the Act, (vi) to make any amendment to this Declaration and Agreement of Trust which the Managing Owner deems advisable, provided that such amendment is for the benefit of and not adverse to the Unitholders or the Trustee, or that is required by law, (vii) to make any amendment that is appropriate or necessary, in the opinion of the Managing Owner, to prevent the Trust or the Managing Owner or its directors, officers or controlling Persons from in any manner being subjected to the provisions of the Investment Company Act of 1940, as amended, or to avoid causing the assets of the Trust from being considered for any purpose of ERISA or Section 4975 of the Code to constitute assets of any “employee benefit plan,” as defined in and subject to ERISA, or of a “plan,” as defined in and subject to Section 4975 of the Code.

 (b)  Amendments and Actions without Consent of the Managing Owner.  In any vote called by the Managing Owner or pursuant to subsection (c) of this Section 20, upon the affirmative vote (which may be in person or by proxy) of more than 50% of the Units then owned by Unitholders, the following actions may be taken with respect to the Trust, irrespective of whether the Managing Owner concurs:  (i) this Declaration and Agreement of Trust may be amended, provided, however, that approval of all Unitholders shall be required in the case of amendments changing or altering this Section 20 or extending the term of the Trust; in addition, reduction of the capital account of any Unitholder or assignee or modification of the percentage of profits, losses or distributions to which a Unitholder or an assignee is entitled hereunder shall not be effected by any amendment or supplement to this Declaration and Agreement of Trust without such Unitholder’s or assignee’s written consent; (ii) the Trust may be dissolved; (iii) the Managing Owner may be removed and replaced; (iv) a new managing owner or managing owners may be elected if the Managing Owner withdraws from the Trust; (v) the sale of all or substantially all of the assets of the Trust may be approved; and (vi) any contract with the Managing Owner or any Affiliate thereof may be disapproved and, as a result, terminated upon 60 days’ notice.

(c)  Meetings; Other.   Any Unitholder upon request addressed to the Managing Owner shall be entitled to obtain from the Managing Owner, upon payment in advance of reasonable reproduction and mailing costs, a list of the names and addresses of record of all Unitholders and the number of Units held by each (which shall be mailed by the Managing Owner to the Unitholder within ten days of the receipt of the request); provided, that the Managing Owner may require any Unitholder requesting such information to submit written confirmation that such information will not be used for commercial purposes.  Upon receipt of a written proposal, signed by Unitholders owning Units representing at least 10% of all Units then owned by Unitholders, that a meeting of the Trust be called to vote upon any matter upon which the Unitholders may vote pursuant to this Declaration and Agreement of Trust, the Managing Owner shall, by written notice to each Unitholder of record sent by certified mail within 15 days after such receipt, call a meeting of the Trust.  Such meeting shall be held at least 30 but not more than 60 days after the mailing of such notice, and such notice shall specify the date of, a reasonable place and time for, and the purpose of such meeting.  Such notice shall establish a record date for Units entitled to vote at the meeting, which shall be not more than 15 days prior to the date established for such meeting.

The Managing Owner may not restrict the voting rights of Unitholders as set forth herein.

 (d) Consent by Trustee.   The Trustee’s written consent to any amendment of this Declaration and Agreement of Trust shall be required, such consent not to be unreasonably withheld; provided, however, that the Trustee may, in its sole discretion, withhold its consent to any such amendment that would adversely affect any right, duty or liability of, or immunity or indemnity in favor of, the Trustee under this Declaration and Agreement of Trust or any of the documents contemplated hereby to which the Trustee is a party, or would cause or result in any conflict with or breach of any terms, conditions or provisions of, or default under, the charter documents or by-laws of the Trustee or any document contemplated hereby to which the Trustee is a party; provided further, that the Trustee may not withhold consent for any action listed in subsections 20(b)(ii)-(vi).  Notwithstanding anything to the contrary contained in this Declaration and Agreement of Trust, the Trustee may immediately resign if, in its sole discretion, the Trustee determines that the Unitholders’ actions pursuant to subsections 20(b)(i)-(vi) would adversely affect the Trustee in any manner.

21.  Governing Law.

The validity and construction of this Declaration and Agreement of Trust shall be determined and governed by the laws of the State of Delaware without regard to principles of conflicts of law; provided, that causes of action for violations of federal or state securities laws shall not be governed by this Section 21.

22.  Miscellaneous.

(a)  Notices.   All notices under this Declaration and Agreement of Trust shall be in writing and shall be effective upon personal delivery, or if sent by first class mail, postage prepaid, addressed to the last known address of the party to whom such notice is to be given, upon the deposit of such notice in the United States mails.

(b)  Binding Effect.   This Declaration and Agreement of Trust shall inure to and be binding upon all of the parties, their successors and assigns, custodians, estates, heirs and personal representatives.  For purposes of determining the rights of any Unitholder or assignee hereunder, the Trust and the Managing Owner may rely upon the Trust records as to who are Unitholders and assignees, and all Unitholders and assignees agree that their rights shall be determined and they shall be bound thereby.

(c)  Captions.   Captions in no way define, limit, extend or describe the scope of this Declaration and Agreement of Trust nor the effect of any of its provisions.

23.  Certain Definitions.

[Reserved]

24.  No Legal Title to Trust Estate.

The Unitholders shall not have legal title to any part of the Trust Estate.

25.  Legal Title.

Legal title to all the Trust Estate shall be vested in the Trust as a separate legal entity; except where applicable law in any jurisdiction requires any part of the Trust Estate to be vested otherwise, the Managing Owner (or the Trustee, if required by law) may cause legal title to the Trust Estate or any portion thereof to be held by or in the name of the Managing Owner or any other Person as nominee.

26.  Creditors.

No creditors of any Unitholders shall have any right to obtain possession of, or otherwise exercise legal or equitable remedies with respect to, the Trust Estate.

IN WITNESS WHEREOF, the undersigned have duly executed this Ninth Amended and Restated Declaration and Agreement of Trust and Trust Agreement as of the day and year first above written.

WILMINGTON TRUST COMPANY
     not individually but solely as Trustee

By:	/s/ Joseph B. Feil
Name: Joseph B. Feil
Title: Vice President

R.J. O’BRIEN FUND MANAGEMENT, LLC
     as Managing Owner

By:	/s/ Annette A. Cazenave
Name: Annette A. Cazenave
Title: Executive Vice President

All Unitholders now and hereafter admitted as Unitholders of the Trust, pursuant to powers of attorney now and hereafter executed in favor of, and granted and delivered to, the Managing Owner.

By:     R.J. O’BRIEN FUND MANAGEMENT, LLC
                as Attorney-in-Fact

By:	/s/ Annette A. Cazenave
Name: Annette A. Cazenave
Title: Executive Vice President

[Signature Page]